EXHIBIT 99.1

For Immediate Release

For Information:

Trestle Holdings

Michael Doherty, Chairman

(949) 673-1907

mdoherty@trestlecorp.com

CCG Investor Relations

Crocker Coulson, Partner

(818) 789-0100

Crocker.coulson@ccgir.com

TRESTLE HOLDINGS, INC. ANNOUNCES IMPROVED FOURTH QUARTER RESULTS

Fourth Quarter revenues increase 40% to $1.1 million from Third Quarter

IRVINE, Calif., March 30, 2004 — Trestle Holdings Inc. (OTCBB.TLHO), a supplier of digital imaging and telemedicine products, today reported financial results for the fourth quarter and year ended December 31, 2003.

 Revenues for the fourth quarter of 2003 were $1.1 million, an increase of 40% from $0.8 million for the third quarter of 2003.  Gross profit climbed to $0.8 million from $0.5 million in the prior quarter, representing a gross margin of 76% compared to a gross margin of 68% in the third quarter of 2003.  Revenues for the fourth quarter of 2002 were $0.  Amounts for the year earlier period are not directly comparable because of the effect of discontinued operations, which represented substantially all of the Company’s operations.

Losses from continuing operations were $1.6 million, or $0.52 per share, for the fourth quarter of 2003, compared to a loss of $1.1 million, or $0.87 per share, for the prior quarter and $2.6 million, or $5.76 per share, for the fourth quarter of 2002.  The net loss for the fourth quarter 2003 was $1.6 million, or $0.52 per share, compared to net income of $0.1 million, or $0.11 per share, in the previous quarter and a net loss of $2.3 million, or $5.00 per share, in the fourth quarter of 2002.  Net income for the third quarter 2003 reflects a gain of $1.5 million from discontinued operations.

For the full year 2003, the Company reported revenues of $1.96 million and a net loss of $2.6 million, or $1.99 per share, as compared to revenues of $0 and a net loss of $8.3 million, or $18.26 per share, in 2002.  In May of 2003, as part of a corporate reorganization, the Company acquired the assets of Trestle Corporation, a supplier of digital imaging and telemedicine products. During the third quarter of 2003, in order to complete its reorganization, the Company sold its remaining film library assets and changed its name to Trestle Holdings, Inc.  As a result, comparisons to prior years, and in most cases prior periods, are not representative of Trestle Holding’s ongoing business.

“I am pleased with the progress we have made following the reorganization and am excited about Trestle’s growth prospects,” said Michael Doherty, Chairman of Trestle Holdings, Inc.  “We have developed a suite of products designed to address the digitization of anatomical pathology. Our customer list includes many of the most demanding healthcare organizations, research facilities, and pharmaceutical companies in the world.

“During the fourth quarter, we expanded our sales force and have been able to significantly shorten the sales cycle for our MedMicroTM product through the use of web-based demonstrations,” Doherty continued.  “More recently, we successfully piloted MedScanTM, our second-generation digital imaging product, through beta testing with a leading pharmaceutical company.  We expect to begin filling existing orders for MedScan in the second quarter of 2004 and will be ready for volume production in the second half of the year. With a strong intellectual property portfolio and a number of planned follow on products, we believe that Trestle is well positioned to build a leadership position in this rapidly growing market.”

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About Trestle Holdings, Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company’s products, MedReach™, MedMicro and MedScan, link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products, MedMicro and MedScan, have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  MedMicro, the Company’s live microscopy product, allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. MedScan, the Company’s second generation imaging product, performs high-speed whole glass slide digitization.  MedScan facilitates image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, MedScan enables improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  Trestle’s integrated telemedicine product, MedReach, allows scientists, physicians and other medical professionals around the world to service more patients. MedReach uses proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

For more information about Trestle Holdings and its digital imaging and network medicine applications, please visit the Company’s web site at www.trestlecorp.com.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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